Term sheet

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

underlying supplement no. 17-I dated July 26, 2013 and

product supplement no. 6-I dated November 14, 2011

Term Sheet to Product Supplement No. 6-I Registration Statement No. 333-177923 April 15, 2014; Rule 433

$
Contingent Annual Interest Notes Linked to the Performance of the J.P. Morgan ETF Efficiente DS 5 Index due April 22, 2020

General

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 22, 2020*
—	Cash payment at maturity of principal plus the Additional Amount†, as described below
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The notes are designed for investors who seek exposure to any appreciation of the J.P. Morgan ETF Efficiente DS 5 Index at maturity and who seek a Contingent Interest Payment† with respect to each annual Interest Review Date on which the Index closing level of the J.P, Morgan ETF Efficiente DS 5 Index is greater than or equal to its Initial Index Level. The notes may be appropriate for investors requiring asset and investment strategy diversification. Investors should be willing to forgo fixed interest payments and dividend payments, while seeking payment of your principal in full at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	The level of the Index reflects the deduction of a fee of 1.00% per annum that accrues daily.
—	Investors will receive no interest payments if the Index closing level is less than the Initial Index Level on each annual Interest Review Date.
—	Investing in the notes is not equivalent to investing in the J.P. Morgan ETF Efficiente DS 5 Index, any of the Basket Constituents or any of the assets underlying the Basket Constituents.
—	Minimum denominations of $1,000 and integral multiples thereof
—	The notes are expected to price on or about April 17, 2014 and are expected to settle on or about April 23, 2014.
—	The stated payout, including the repayment of principal, is available from JPMorgan Chase & Co. only at maturity.
—	The notes will not be listed on an exchange and may have limited or no liquidity.
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The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 6-I, will supersede the terms set forth in the accompanying product supplement. Among other things, your payment at maturity will be determined as described below under “Key Terms — Payment at Maturity.” See “Supplemental Terms of the Notes” in this term sheet for more information.

Key Terms

Index:	J.P. Morgan ETF Efficiente DS 5 Index (the “Index”)
Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount†, which may be zero. You will not receive a Contingent Interest Payment at maturity.

You will be entitled to repayment of principal in full only at maturity, subject to the credit risk of JPMorgan Chase & Co.

Additional Amount†:	The Additional Amount† per $1,000 principal amount note payable at maturity will equal $1,000 × the Index Return × the Participation Rate, provided that the Additional Amount† will not be less than zero.
Participation Rate:	100%
Contingent Interest Payments†:

If the Index closing level on any annual Interest Review Date is greater than or equal to the Initial Index Level, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment† equal to $1,000 × Interest Rate.

If the Index closing level on any Interest Review Date is less than the Initial Index Level, no Contingent Interest Payment will be made on the applicable Interest Payment Date.

Interest Rate:	At least 2.50% per annum, if applicable. The actual Interest Rate will be provided in the pricing supplement and will not be less than 2.50% per annum.
Interest Review Dates*:	April 17, 2015, April 18, 2016, April 17, 2017, April 17, 2018 and April 17, 2019
Interest Payment Dates*:	April 22, 2015, April 21, 2016, April 20, 2017, April 20, 2018 and April 23, 2019
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The Index closing level on the pricing date
Ending Index Level:	The Index closing level on the Observation Date
Original Issue Date (Settlement Date):	On or about April 23, 2014
Observation Date*:	April 17, 2020
Maturity Date*:	April 22, 2020
CUSIP:	48127DFJ2
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” in the accompanying product supplement no. 6-I, “Supplemental Terms of Notes — Postponement of a Determination Date — Notes linked solely to the ETF Efficiente DS 5 Index” in the accompanying underlying supplement no. 17-I and “Supplemental Terms of the Notes” in this term sheet.
†

Subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Additional Index Provisions — A. Consequences of a Commodity Hedging Disruption Event — Early Determination of the Additional Amount” in the accompanying product supplement no. 6-I, we have the right, but not the obligation, to cease making further Contingent Interest Payments and to cause the note calculation agent to determine on the commodity hedging disruption date the value of the Additional Amount payable at maturity. Under these circumstances, the value of the Additional Amount payable at maturity will be determined prior to, and without regard to the level of the Index on, the Observation Date. Please see “Supplemental Terms of the Notes” and “Selected Risk Considerations — We May Cease Making Further Contingent Interest Payments and Adjust Your Payment at Maturity If a Commodity Hedging Disruption Event Occurs” for additional information.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 6-I, “Risk Factors” beginning on page US-6 of the accompanying underlying supplement no. 17-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $36.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-76 of the accompanying product supplement no. 6-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $942.60 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 15, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 6-I, underlying supplement no. 17-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6-I dated November 14, 2011 and underlying supplement no. 17-I dated July 26, 2013. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6-I and “Risk Factors” in the accompanying underlying supplement no. 17-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 6-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007596/e46161_424b2.pdf

—	Underlying supplement no. 17-I dated July 26, 2013:

http://www.sec.gov/Archives/edgar/data/19617/000089109213006520/e54765_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

You may access additional information regarding the J.P. Morgan ETF Efficiente DS 5 Index in the Strategy Guide at the following URL:

http://www.sec.gov/Archives/edgar/data/19617/000095010314002471/crt_dp45430-fwp.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

We may create and issue additional notes with the same terms as these notes, so that any additional notes will be considered part of the same tranche as these notes.

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:

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the Interest Review Dates are Determination Dates as described in the accompanying product supplement no. 6-I and are subject to postponement as described under “Supplemental Terms of Notes — Postponement of a Determination Date — Notes linked solely to the ETF Efficiente DS 5 Index” in the accompanying underlying supplement no. 17-I. If, due to a non-trading day or a market disruption event, an Interest Review Date is postponed so that it falls less than three business days prior to the applicable scheduled Interest Payment Date, that Interest Payment Date will be postponed to the third business day following that Interest Review Date, as postponed, and the applicable Contingent Interest Payment will be made on that Interest Payment Date, as postponed, with the same force and effect as if that Interest Payment Date had not been postponed, and no additional interest will accrue or be payable as a result of the delayed payment;

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Contingent Interest Payments will be calculated as described above under “Key Terms — Contingent Interest Payments” and Key Terms — Interest Rate” and will not be calculated based on a 360-day year of twelve 30-day months;

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in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the

JPMorgan Structured Investments — Notes Linked to the J.P. Morgan ETF Efficiente DS 5 Index	TS-1

note calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described above under “Key Terms — Payment at Maturity”; and

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notwithstanding anything to the contrary in the accompanying product supplement no. 6-I or the underlying supplement no. 4-III, the consequences of a commodity hedging disruption event will be as follows:

If a commodity hedging disruption event (as defined under “General Terms of Notes — Additional Index Provisions — A. Consequences of a Commodity Hedging Disruption Event — Commodity Hedging Disruption Events” in the accompanying product supplement no. 6-I) occurs, we will have the right, but not the obligation, to cease making further Contingent Interest Payments and to adjust your payment at maturity based on determinations made by the note calculation agent described below. If we choose to exercise this right, in making this adjustment, the note calculation agent will determine, in good faith and in a commercially reasonable manner, the Option Value (as defined below) as of the date on which the note calculation agent determines that a commodity hedging disruption event has occurred (such date, a “commodity hedging disruption date”). The “Option Value” will be a fixed amount representing the forward price of the embedded option representing the Additional Amount payable on the notes at maturity and the forward price of the embedded option representing all of the potential remaining Contingent Interest Payments from but excluding the commodity hedging disruption date through and including the final Interest Payment Date, provided that the Option Value may not be less than zero. If we choose to exercise our right to determine the Option Value, we will pay you at maturity, for each $1,000 principal amount note, instead of any future Contingent Interest Payments and the payment at maturity calculated as described above under “Key Terms — Payment at Maturity,” an amount equal to (1) the Option Value (which may not be less than zero) plus (2) $1,000. The commodity hedging disruption event may occur prior to the Observation Date. We will provide, or cause the note calculation agent to provide, written notice of our election to exercise this right to the trustee at its New York office. We (or the note calculation agent) will deliver this notice as promptly as possible and in no event later than the fifth business day immediately following the commodity hedging disruption date. Additionally, we will specify in the notice the Option Value as determined on the commodity hedging disruption date.

The J.P. Morgan ETF Efficiente DS 5 Index

The J.P. Morgan ETF Efficiente DS 5 Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities plc (“JPMS plc”), one of our affiliates. JPMS plc acts as the calculation agent for the Index (the “index calculation agent”). The Index is a notional dynamic basket that tracks the excess return of a portfolio of twelve exchange-traded funds (each an “ETF Constituent,” and collectively the “ETF Constituents”), with dividends notionally reinvested, and the JPMorgan Cash Index USD 3 Month (including any successor or substitute cash index included in the Index, the “Cash Constituent”) over the return of the Cash Constituent, while targeting a specific volatility on a daily basis. We refer to the ETF Constituents and the Cash Constituent, less a fee of 1.00% per annum that accrues daily, together as the “Basket Constituents.” The ETF Constituents represent a diverse range of asset classes and geographic regions.

The Index rebalances monthly a synthetic portfolio composed of the Basket Constituents. The Index is based on the “modern portfolio theory” approach to asset allocation, which suggests how a rational investor should allocate his capital across the available universe of assets to maximize return for a given risk appetite. The Index uses the concept of an “efficient frontier” to define the asset allocation of the Index. An efficient frontier for a portfolio of assets defines the optimum return of the portfolio for a given amount of risk. The Index uses the volatility of returns of hypothetical portfolios as the measure of risk. This strategy is based on the assumption that the most efficient allocation of assets is one that maximizes returns per unit of risk.

The strategy assigns the weights to the Basket Constituents after determining the returns and volatilities of multiple hypothetical portfolios comprising the Basket Constituents measured over the previous six months. The re-weighting methodology seeks to identify the weights for each Basket Constituent that would have resulted in the hypothetical portfolio with the highest return over the relevant measurement period, subject to an annualized volatility over the same period of 5% or less. Thus, the portfolio exhibiting the highest return with an annualized volatility of 5% or less is then selected, with the weighting for that portfolio applied to the Basket Constituents. In the event that none of the portfolios has an annualized volatility equal to or less than 5%, this volatility threshold is increased by 1% until a portfolio is selected.

In addition, the Index targets an annualized volatility of 5% on a daily basis by dynamically adjusting its exposure to the synthetic portfolio of Basket Constituents. The exposure of the Index to the synthetic portfolio is equal to the target volatility of 5% divided by the annualized volatility of the same portfolio over the prior month, subject to certain constraints described below, including a minimum exposure of 0% and a maximum exposure of 150%. Accordingly, as the volatility of the portfolio increases, the exposure to the portfolio decreases, and as the volatility of the portfolio decreases, the exposure to the portfolio increases. Accordingly, if the volatility of the synthetic portfolio is less than the target volatility of 5%, the Index employs leverage, subject to the maximum exposure of 150%.

The aggregate weight of the Cash Constituent at any given time represents the portion of the synthetic portfolio of Basket Constituents that is uninvested at that time. In addition, when the exposure of the Index to the synthetic portfolio of Basket Constituents is less than 100% on any day, a portion of the synthetic portfolio will be uninvested. The Index will reflect no return for any uninvested portion.

JPMorgan Structured Investments — Notes Linked to the J.P. Morgan ETF Efficiente DS 5 Index	TS-2

No assurance can be given that the investment strategy used to construct the Index will be successful or that the Index will outperform any alternative basket or strategy that might be constructed from the Basket Constituents. Furthermore, no assurance can be given that the Index will achieve its target volatility of 5%. The actual realized volatility of the Index may be greater or less than 5%.

The Index is described as a “notional” or synthetic portfolio or basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the level of the Index.

The following are the Basket Constituents composing the Index and the maximum weighting constraints assigned to the relevant sector and asset type to which each belongs:

	Sector Cap	Basket Constituent	Asset Cap
1	Developed Equities 50%	SPDR® S&P 500® ETF Trust	20%
2		iShares® Russell 2000 ETF	10%
3		iShares® MSCI EAFE ETF	20%
4	Bonds 50%	iShares® 20+ Year Treasury Bond ETF	20%
5		iShares® iBoxx $ Investment Grade Corporate Bond ETF	20%
6		iShares® iBoxx $ High Yield Corporate Bond ETF	20%
7	Emerging Markets 25%	iShares® MSCI Emerging Markets ETF	20%
8		iShares® J.P. Morgan USD Emerging Markets Bond ETF	20%
9	Alternative Investments 25%	iShares® U.S. Real Estate ETF	20%
10		iShares® S&P GSCI™ Commodity-Indexed Trust	10%
11		SPDR® Gold Trust	10%
12	Inflation Protected Bonds and Cash 50%	iShares® TIPS Bond ETF	50%
13		JPMorgan Cash Index USD 3 Month	50%

See “The J.P. Morgan ETF Efficiente DS 5 Index” in the accompanying underlying supplement no. 17-I for more information about the Index and the Basket Constituents.

The level of the Index is published each trading day under the Bloomberg ticker symbol “EEJPDS5E.”

Selected Purchase Considerations

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POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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APPRECIATION POTENTIAL — At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 × the Index Return × the Participation Rate of 100%, provided that this payment (the Additional Amount) will not be less than zero. You will not receive a Contingent Interest Payment at maturity.

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ANNUAL CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each annual Interest Review Date of $1,000 × the Interest Rate per $1,000 principal amount note. The Interest Rate will be provided in the pricing supplement and will not be less than 2.50% per annum. If the Index closing level on any Interest Review Date is greater than or equal to the Initial Index Level, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the Index closing level on any Interest Review Date is less than the Initial Index Level, no Contingent Interest Payment will be made on the applicable Interest Payment Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.

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RETURN LINKED TO A NOTIONAL DYNAMIC BASKET THAT TRACKS THE EXCESS RETURN OF A PORTFOLIO OF TWELVE ETFs AND ONE INDEX, REPRESENTING A DIVERSE RANGE OF ASSETS AND GEOGRAPHIC REGIONS — The return on the notes is linked to the performance of the J.P. Morgan ETF Efficiente DS 5 Index. The Index tracks the excess return of a synthetic portfolio of twelve ETF Constituents and the Cash Constituent over the return of the Cash Constituent, while targeting a specific volatility on a daily basis, using an investment strategy that is based on the modern portfolio theory of asset allocation, which

JPMorgan Structured Investments — Notes Linked to the J.P. Morgan ETF Efficiente DS 5 Index	TS-3

suggests how a rational investor should allocate his capital across the available universe of assets to maximize return for a given risk appetite. The Index uses the concept of an “efficient frontier” to define the asset allocation of the Index. An efficient frontier for a portfolio of assets defines the optimum return of the portfolio for a given amount of risk. The Index uses the volatility of returns of hypothetical portfolios as the measure of risk. This strategy is based on the assumption that the most efficient allocation of assets is one that maximizes returns per unit of risk. In addition, the Index targets an annualized volatility of 5% on a daily basis by dynamically adjusting its exposure to the synthetic portfolio of Basket Constituents, subject to certain constraints, including a minimum exposure of 0% and a maximum exposure of 150%. See “The J.P. Morgan ETF Efficiente DS 5 Index” in the accompanying underlying supplement no. 17-I.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 6-I. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, subject to certain adjustments to reflect the difference between the actual and “projected” amount of any payment you receive during the year, with the result that your taxable income in any year may differ significantly from the Contingent Interest Payment, if any, you receive in that year. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note (determined without regard to any of the adjustments described above), and decreased by the amount of any projected payments in respect of the note through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if we elect to pay you the “Option Value” in lieu of any remaining Contingent Interest Payments and the Additional Amount, as a result of a commodity hedging disruption event as described above in “Supplemental Terms of the Notes.” Under these rules, you would be required to account for the differences between the originally projected payments and the fixed amounts of those payments (i.e., for each Contingent Interest Payment, zero, and for the Additional Amount, the Option Value) in a reasonable manner over the period to which the differences relate. In addition, you would be required to make adjustments to, among other things, your accrual periods and your adjusted basis in your notes. The character of any gain or loss on a sale or exchange of your notes would also be affected. You should consult your tax adviser concerning the application of these rules. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

The discussion in the preceding paragraph, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

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COMPARABLE YIELD AND PROJECTED PAYMENT — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on April 14, 2014 and we had determined the comparable yield on that date, it would have been an annual rate of 2.78%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 2.78%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of any Contingent Interest Payment or the Additional Amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, any of the Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 6-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 17-I dated July 26, 2013.

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MARKET RISK — The return on the notes at maturity is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive. YOU WILL RECEIVE NO MORE THAN THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE INDEX RETURN IS ZERO OR NEGATIVE.

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THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive a lower payment at maturity than you would have received if you had invested directly in the Index, any of its Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents or contracts relating to the Index or any of the Basket Constituents for which

JPMorgan Structured Investments — Notes Linked to the J.P. Morgan ETF Efficiente DS 5 Index	TS-4

there is an active secondary market or if you had invested in conventional debt securities with the same maturity issued by us. If the Ending Index Level does not exceed the Initial Index Level, the Additional Amount will be zero. This will be true even if the level of the Index was higher than the Initial Index Level at some time during the term of the notes but falls below the Initial Index Level on the Observation Date.

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THE NOTES DO NOT PROVIDE FOR REGULAR INTEREST PAYMENTS, AND YOU MAY NOT RECEIVE ANY INTEREST PAYMENTS THROUGHOUT THE TERM OF THE NOTES — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Index. We will make a Contingent Interest Payment with respect to an Interest Review Date only if the Index closing level on that Interest Review Date is greater than or equal to the Initial Index Level. If the Index closing level on that Interest Review Date is less than the Initial Index Level, no Contingent Interest Payment will be made with respect to that Interest Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Interest Review Date will not be accrued and subsequently paid. Accordingly, if the Index closing level on each Interest Review Date is less than the Initial Index Level, you will not receive any interest payments over the term of the notes. In addition, you are not entitled to any Contingent Interest Payment on the Maturity Date.

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THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A FEE — One way in which the Index may differ from a typical index is that its level will include a deduction from the performance of the Basket Constituents over the Cash Constituent of a fee of 1.00% per annum. This fee will be deducted daily. As a result of the deduction of this fee, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee is deducted.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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WE MAY CEASE MAKING FURTHER CONTINGENT INTEREST PAYMENTS AND ADJUST YOUR PAYMENT AT MATURITY IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we have the right, but not the obligation, to cease making further Contingent Interest Payments and to adjust your payment at maturity. In making such adjustment, the calculation agent will determine in good faith and in a commercially responsible manner the forward price of the embedded option representing the Additional Amount payable on the notes at maturity and the forward price of the embedded option representing all of the potential remaining Contingent Interest Payments from but excluding the commodity hedging disruption date through and including the final Interest Payment Date (the “Option Value”) as of the date on which we declare a commodity hedging disruption event (such date, a “commodity hedging disruption date”), which may be significantly earlier than the Observation Date. If we choose to exercise our right to determine the Option Value, we will pay you at maturity, for each $1,000 principal amount note, instead of any future Contingent Interest Payments and the payment at maturity calculated as described above under “Key Terms — Payment at Maturity,” an amount equal to (1) the Option Value (which may not be less than zero) plus (2) $1,000. Under these circumstances, you will receive no further Contingent Interest Payments, the amount due and payable on your notes will be due and payable only at maturity and the amount you receive at maturity will not reflect any further appreciation of the Index after such early determination. Please see “General Terms of Notes — Additional Index Provisions — A. Consequences of a Commodity Hedging Disruption Event — Commodity Hedging Disruption Events” in the accompanying product supplement and “Supplemental Terms of the Notes” in this term sheet for more information.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as note calculation agent (the entity that, among other things, determines the Index closing levels to be used to determine your payment at maturity), as well as whether you will receive a Contingent Interest Payment with respect to any Interest Review Date), index calculation agent, sponsor of the Index, and an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the note calculation agent, index calculation agent, sponsor of the Index, and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 6-I for additional information about these risks.

In addition, one of our affiliates, JPMS, is the sponsor of one of the Basket Constituents (the Cash Constituent). JPMS is also the sponsor of the JPMorgan EMBI Global Core Index, which is the index underlying the iShares® J.P. Morgan USD Emerging Markets Bond ETF, another Basket Constituent. JPMS may, as a last resort, if there are no valid prices available for composite instruments included in the JPMorgan EMBI Global Core Index, price such composite instruments by asking JPMS traders to provide a market bid and ask. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might

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affect the values of the Cash Constituent, the JPMorgan EMBI Core Index and the notes.

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MAXIMUM CONTINGENT INTEREST PAYMENT ON THE NOTES — If the Index closing level on any Interest Review Date is greater than or equal to the Initial Index Level, the Interest Rate used to calculate the applicable Contingent Interest Payment will be at least 2.50% per annum, regardless of the appreciation on the Index. The Interest Rate will be provided in the pricing supplement and will not be less than 2.50% per annum. Accordingly, the Contingent Interest Payment, if any, on each Interest Payment Date will be limited to at least $25.00 per $1,000 principal amount note, regardless of the actual appreciation of the Index, which may be significant.

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THE INDEX CLOSING LEVEL MAY BE HIGHER THAN THE INITIAL INDEX BEFORE AND AFTER AN INTEREST REVIEW DATE BUT DECREASE BELOW THE INITIAL INDEX LEVEL ON THE INTEREST REVIEW DATE — In order to determine whether a Contingent Interest Payment is payable on an Interest Payment Date, the Calculation Agent will determine the Index closing level only on the applicable Interest Review Date. Therefore, even if the Index closing level was higher than the Initial Index level at any time prior to or after the relevant Interest Review Date (including on dates near the Interest Review Date), if the Initial Index Level on that Interest Review Date is less than the Initial Index Level, you will not receive a Contingent Interest Payment on the applicable Interest Payment Date.

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OUR AFFILIATE, J.P. MORGAN SECURITIES PLC, OR JPMS PLC, IS THE INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMS plc, one of our affiliates, acts as the index calculation agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. The rules governing the Index may be amended at any time by JPMS plc, in its sole discretion, and the rules also permit the use of discretion by JPMS plc in specific instances, such as the right to substitute a Basket Constituent. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMS plc, JPMorgan Chase & Co., as the parent company of JPMS plc, ultimately controls JPMS plc.

In addition, the policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS plc is under no obligation to consider your interests as an investor in the notes. Furthermore, the inclusion of the Basket Constituents in the Index is not an investment recommendation by us or JPMS plc of the Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents.

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JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE. ANY SUCH RESEARCH, OPINIONS, OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should undertake their own independent investigation of the merits of investing in the notes and the Basket Constituents and the securities, commodities, commodity futures contracts and other assets underlying the Basket Constituents included in the Index.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit

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spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, the projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility of the Index and the Basket Constituents;
—	the time to maturity of the notes;
—	the dividend rates on the equity securities underlying some of the Basket Constituents;
—	the market price of gold and the market price of the physical commodities upon which the commodity futures contracts that compose some of the Basket Constituents are based;
—	interest and yield rates in the market generally;
—	foreign currency exchange rates; and
—	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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THE COMMODITY FUTURES CONTRACTS UNDERLYING ONE OF THE BASKET CONSTITUENTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts underlying one of the Basket Constituents, the iShares® S&P GSCI™ Commodity-Indexed Trust, are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission (the “CFTC”) on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contract. The limits would apply to a number of commodity futures contracts that may be held by the iShares® S&P GSCI™ Commodity-Indexed Trust. The limits will apply to a person’s combined position in futures, options, and swaps on the same underlying commodity. The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts and may result in the index calculation agent exercising its discretionary right to exclude or substitute Basket Constituents, which may, in turn, have an adverse effect on the level of the Index and your payment at maturity and whether you will receive a Contingent Interest Payment with respect to any Interest Review Date. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions

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necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, cease making further Contingent Interest Payments and adjust your payment at maturity. Please see “Selected Risk Considerations — We May Cease Making Further Contingent Interest Payments and Adjust Your Payment at Maturity If a Commodity Hedging Disruption Event Occurs” and “Supplemental Terms of the Notes.”

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Constituents or the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents would have.

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THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE BASKET CONSTITUENTS — The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Basket Constituents.

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THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES — The exposures to the Basket Constituents are purely notional and will exist solely in the records maintained by or on behalf of the index calculation agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the reference assets that compose the Index. The Index tracks the excess return of a notional dynamic basket of assets over the Cash Constituent and, as such, any allocation to the Cash Constituent will result in this portion of the portfolio not being invested. Unless an extraordinary event occurs, the Cash Constituent will be subject to a maximum weight of 50% in the Index. Please see “— The Basket Constituents Composing the Index May Be Replaced by a Substitute ETF or Index” for more information about the consequences of an extraordinary event.

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OWNING THE NOTES INVOLVES THE RISKS ASSOCIATED WITH THE INDEX’S MOMENTUM INVESTMENT STRATEGY — The Index employs a mathematical model intended to implement what is generally known as a momentum investment strategy, which seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike.

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THE INDEX MAY NOT ACHIEVE ITS TARGET VOLATILITY — The exposure of the Index to the synthetic portfolio of Basket Constituents is determined by a two-step process, composed of a monthly selection process to determine the weighting assigned to each Basket Constituent in the synthetic portfolio tracked by the Index and a daily dynamic adjustment of the exposure to the synthetic portfolio intended to achieve a target annualized volatility of 5% on a daily basis. The monthly weights and daily adjustments are based on the historical volatility of the synthetic portfolio over specified measurement periods and are subject to maximum aggregate and individual weighting constraints and minimum and maximum exposure limits. However, there is no guarantee that trends existing in the relevant measurement period will continue in the future. The volatility of the synthetic portfolio on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the Index on a daily basis may be greater than or less than 5%, which may adversely affect the level of the Index and the value of the notes.

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THE NOTES MAY BE SUBJECT TO INCREASED VOLATILITY DUE TO THE USE OF LEVERAGE — As part of the daily dynamic adjustment of its exposure to the synthetic portfolio of Basket Constituents, the Index may have an exposure to the synthetic portfolio of up to 150%. When the volatility of the synthetic portfolio over the relevant measurement period is less than the target volatility of 5%, the Index will employ leverage to increase the exposure of the portfolio, up to 150%. When the synthetic portfolio is leveraged, any movements in the values of the Basket Constituents may result in greater changes in the value of the Basket Constituents than if leverage was not used. In particular, the use of leverage will magnify any negative performance of the Basket Constituents, which, in turn, could affect adversely any payments on the notes.

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THE DAILY ADJUSTMENT OF THE EXPOSURE OF THE INDEX TO THE SYNTHETIC PORTFOLIO OF BASKET CONSTITUENTS MAY CAUSE THE INDEX NOT TO REFLECT FULLY ANY PRICE APPRECIATION OR TO MAGNIFY ANY PRICE DEPRECIATION OF THE SYNTHETIC PORTFOLIO — As discussed above, in an effort to achieve the target volatility of 5% on a daily basis, the Index adjusts its exposure to the synthetic portfolio of Basket Constituents daily based on the historical volatility of the synthetic portfolio over a specified measurement period, subject to maximum and minimum exposure limits. When the historical volatility is greater than the target volatility, the Index will reduce the exposure to the synthetic portfolio. When the historical volatility is less than the target volatility, the Index will increase the exposure to the synthetic portfolio. The exposure may vary between 0% and 150%. Due to the daily exposure adjustments, the Index may fail to realize gains due to price appreciation of the synthetic portfolio at a time when the exposure is less than 100% or may suffer increased losses due to price depreciation of the synthetic portfolio when the exposure is above 100%. As a result, the Index may underperform a similar index that does not include a daily exposure adjustment feature.

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THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES MONTHLY REBALANCING AND WEIGHTING CAPS THAT ARE APPLIED TO THE BASKET CONSTITUENTS AND DAILY ADJUSTMENTS TO THE EXPOSURE TO THE SYNTHETIC PORTFOLIO CONSISTING OF THE BASKET CONSTITUENTS — The Basket Constituents are subject to monthly rebalancing and maximum weighting caps by asset type and on

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subsets of assets based on historical volatility and daily adjustments to the exposure to the synthetic portfolio consisting of the Basket Constituents. By contrast, a synthetic portfolio that does not rebalance monthly and is not subject to any weighting caps or daily exposure adjustments in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Basket Constituents. Therefore, your return on the notes may be less than the return you could realize on an alternative investment in the Basket Constituents that is not subject to monthly rebalancing, weighting caps or daily exposure adjustments. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative investment in the Basket Constituents.

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CHANGES IN THE VALUES OF THE BASKET CONSTITUENTS MAY OFFSET EACH OTHER — Because the notes are linked to the Index, which is linked to the performance of the Basket Constituents, which collectively represent a diverse range of asset classes and geographic regions, price movements between the Basket Constituents representing different asset classes or geographic regions may not correlate with each other. At a time when the value of a Basket Constituent representing a particular asset class or geographic region increases, the value of other Basket Constituents representing a different asset class or geographic region may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the values of some of the Basket Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Basket Constituents.

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THE INDEX MAY BE PARTIALLY UNINVESTED — The aggregate weight of the Cash Constituent at any given time represents the portion of the synthetic portfolio that is uninvested at that time. The Index will reflect no return for any uninvested portion (including any portion represented by the Cash Constituent). While the weight of the Cash Constituent is normally limited by a weighting constraint of 50%, if, as a result of an extraordinary event, any Basket Constituent is replaced with the Cash Constituent, the aggregate weight of the Cash Constituent would be allowed to exceed 50% because a portion of that aggregate weight would be subject to the weighting constraints specific to the replaced Basket Constituent and not the weighting constraints specific to the Cash Constituent. See “The Basket Constituents Composing the Index May Be Replaced by a Substitute ETF or Index” below.

In addition, when the exposure of the Index to the synthetic portfolio of Basket Constituents is less than 100% on any day, a portion of the synthetic portfolio will be uninvested. For example, if the daily exposure is set at 70%, and assuming the weight of the Cash Constituent is 0%, 30% of the synthetic portfolio will be uninvested. The Index will reflect no return for any uninvested portion.

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CORRELATION OF PERFORMANCES AMONG THE BASKET CONSTITUENTS MAY REDUCE PERFORMANCE OF THE NOTES — Performances of the Basket Constituents may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in a particular sector or asset type represented by the Basket Constituents and that has a higher weighting in the Index relative to any of the other sectors or asset types, as determined by the Index’s strategy. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type and which Basket Constituents have a substantial percentage weighting in the Index could cause you to receive only a return of your principal amount at maturity.

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THE INDEX HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS — The Index was established on September 25, 2012, and therefore has a limited operating history. Past performance should not be considered indicative of future performance.

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HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. For time periods prior to the launch of an ETF Constituent and that ETF Constituent’s initial satisfaction of a minimum liquidity standard, the hypothetical back-tested performance set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that ETF Constituent.

Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS, INCLUDING EMERGING MARKETS — Some or all of the equity securities that are held by two of the Basket Constituents, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, have been issued by non-U.S. companies. In addition, the iShares® iBoxx $ Investment Grade Corporate Bond ETF and the iShares® iBoxx $ High Yield Corporate Bond ETF, which are also Basket Constituents, may include U.S. dollar-denominated bonds of foreign corporations. Moreover, the bonds held by the iShares® J.P. Morgan USD Emerging Markets Bond ETF have been issued by non-U.S. countries. Investments in the notes, which are linked in part to the economic stability and development of such countries, involve risks associated with investments in, or the securities markets in, those countries. The impact of any of these risks may enhance or offset some or all of any change

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resulting from another factor or factors. See “Risk Factors” in the accompanying product supplement and “Risk Factors” in the accompanying underlying supplement for more information on these risks.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of some or all of the securities composing two of the thirteen Basket Constituents (the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF) (the “Component Securities”) are converted into U.S. dollars for purposes of calculating the value of the relevant Basket Constituent, your notes will be exposed to currency exchange rate risk with respect to each of the relevant currencies. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the weight of the Component Securities denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the relevant Basket Constituents will be adversely affected, which may adversely affect any payments on the notes.

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THERE ARE RISKS ASSOCIATED WITH THE ETF CONSTITUENTS — Although shares of the ETF Constituents are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETF Constituents or that there will be liquidity in the trading market. The ETF Constituents are subject to management risk, which is the risk that the investment strategies of their investment advisers, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the ETF Constituents, and consequently, the value of the notes.

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THERE ARE DIFFERENCES BETWEEN THE ETF CONSTITUENTS AND THEIR UNDERLYING INDICES — The ETF Constituents do not fully replicate their respective underlying indices and may hold securities not included in their respective underlying indices, and their performances will reflect additional transaction costs and fees that are not included in the calculation of their underlying indices, all of which may lead to a lack of correlation between the ETF Constituents and their respective underlying indices. In addition, corporate actions with respect to the sample of securities (such as mergers and spin-offs) may impact the variance between the ETF Constituents and their respective underlying indices. Finally, because the shares of the ETF Constituents are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of any of the ETF Constituents may differ from the net asset value per share of such ETF Constituent.

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THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS — Five of the Basket Constituents (the iShares® 20+ Year Treasury Bond ETF, the iShares® iBoxx $ Investment Grade Corporate Bond ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF, the iShares® J.P. Morgan USD Emerging Markets Bond ETF and the iShares® TIPS Bond ETF, which we collectively refer to as the Bond ETFs) are bond ETFs that attempt to track the performance of indices composed of fixed income securities. Investing in the notes linked indirectly to these Basket Constituents differs significantly from investing directly in bonds to be held to maturity as the values of the Bond ETFs change, at times significantly, during each trading day based upon the current market prices of their underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds. The market prices of the bonds underlying each of the iShares® iBoxx $ Investment Grade Corporate Bond ETF and the iShares® iBoxx $ High Yield Corporate Bond ETF are determined by reference to the bid and ask quotations provided by 9 contributing banks, one of which is us. JPMS is also the sponsor of the JPMorgan EMBI Global Core Index, which is the index underlying the iShares® J.P. Morgan USD Emerging Markets Bond ETF. JPMS may, as a last resort, if there are no valid prices available for instruments included in the JPMorgan EMBI Global Core Index, price such instruments by asking JPMS traders to provide a market bid and ask.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the Bond ETFs, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.

Interest rates are subject to volatility due to a variety of factors, including:

—	sentiment regarding underlying strength in the U.S. economy and global economies;
—	expectations regarding the level of price inflation;
—	sentiment regarding credit quality in the U.S. and global credit markets;
—	central bank policies regarding interest rates; and
—	the performance of U.S. and foreign capital markets.

Prices of U.S. treasury bonds have recently fallen after trading near historical high prices for an extended period of time. If the price of the U.S. treasury bonds reverts to its historical mean or otherwise continues to fall, as a result of a general increase in interest rates, Federal Reserve policies or actions, or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares® 20+ Year Treasury Bond ETF will decline, which could have a negative impact on the performance of the Index and the return on your notes.

In addition, for the iShares® TIPS Bond ETF, if inflation is low, the benefit received from the inflation-protected feature of the underlying bonds may not sufficiently compensate you for their reduced yield.

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THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH HIGH-YIELD FIXED-INCOME SECURITIES, INCLUDING CREDIT RISK — The prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of the bonds. The bonds underlying the Bond ETFs may have their credit ratings

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downgraded, including in the case of the bonds included in the iShares® iBoxx $ Investment Grade Corporate Bond ETF, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of the underlying bonds. For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of bonds dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the notes, and, consequently, depress the price, perhaps significantly, of the securities that compose the Bond ETFs.

Further, the iShares® iBoxx $ High Yield Corporate Bond ETF is designed to provide a representation of the U.S. dollar high yield corporate market and is therefore subject to high yield securities risk, being the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 or lower by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

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INVESTMENTS RELATED TO THE VALUE OF COMMODITIES TEND TO BE MORE VOLATILE THAN TRADITIONAL NOTE INVESTMENTS — The market values of commodities tend to be highly volatile. Commodity market values are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to variables that are specific to commodities markets. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional notes. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional notes. These and other factors may affect the values of the constituents included from time to time in the Index, and thus the value of your notes, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.

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HIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS CONSTITUTING THE iSHARES® S&P GSCI™ COMMODITY-INDEXED TRUST RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY — As the exchange-traded futures contracts that compose the iShares® S&P GSCI™ Commodity-Indexed Trust approach expiration, they are replaced by contracts that have a later expiration. If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” There can be no assurance that backwardation will exist at times that are advantageous, with respect to your interests as a holder of the notes, to the valuation of the iShares® S&P GSCI™ Commodity-Indexed Trust. Moreover, certain commodities, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango in the commodity markets could result in negative “roll yields,” which could adversely affect the price of shares of the iShares® S&P GSCI™ Commodity-Indexed Trust and, therefore, the level of the Index and the value of your notes.

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RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY WILL AFFECT THE VALUE OF YOUR NOTES — The iShares® U.S. Real Estate ETF, one of the Basket Constituents composing the Index, holds a variety of real estate-related securities. The following are some of the conditions that might impact the value of the securities held by the iShares® U.S. Real Estate ETF and the value of the iShares® U.S. Real Estate ETF, and accordingly, the level of the Index and the value of your notes:

—	a decline in the value of real estate properties;
—	increases in property and operating taxes;
—	increased competition or overbuilding;
—	a lack of available mortgage funds or other limits on accessing capital;
—	tenant bankruptcies and other credit problems;
—	changes in zoning laws and governmental regulations;
—	changes in interest rates; and
—	uninsured damages from floods, earthquakes or other natural disasters.

The difficulties described above could cause an upturn or a downturn in the real estate industry generally or regionally and could cause the value of the securities held by the iShares® U.S. Real Estate ETF and thus the value of the iShares® U.S. Real Estate ETF to decline or remain flat during the term of the notes, which may adversely affect the level of the Index and the value of your notes.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The equity securities held by the iShares® Russell 2000 ETF and included in the Russell 2000® Index have been issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be

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less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions. The stocks of small capitalization companies may be thinly traded and thus may be difficult for the iShares® Russell 2000 ETF to buy and sell.

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THE MARKET PRICE OF GOLD WILL AFFECT THE VALUE OF THE NOTES — Because the Index is linked in part to the performance of the price of gold, we expect that generally the market value of the notes will depend in part on the market price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.

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THE BASKET CONSTITUENTS COMPOSING THE INDEX MAY BE REPLACED BY A SUBSTITUTE ETF OR INDEX — Following the occurrence of certain extraordinary events with respect to a Basket Constituent, the affected Basket Constituent may be replaced by a substitute ETF or index. If the index calculation agent determines in its discretion that no suitable substitute ETF or index is available for an affected Basket Constituent (other than the Cash Constituent), then the index calculation agent will replace such Basket Constituent with the Cash Constituent as its substitute. Under these circumstances, the aggregate weight of the Cash Constituent in the Index may be greater than the maximum 50% weight limit allocated to the Cash Constituent because a portion of such aggregate weight would be subject to the separate maximum weight limit specific to the affected Basket Constituent. The substitution of a Basket Constituent may affect the performance of the Index, and therefore, the return on the notes, as the replacement Basket Constituent may perform significantly better or worse than the affected Basket Constituent.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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STANDARD & POOR’S DOWNGRADE OF THE U.S. GOVERNMENT’S CREDIT RATING, AND ANY FUTURE DOWNGRADES BY CREDIT RATING AGENCIES, MAY ADVERSELY AFFECT THE PERFORMANCE OF THE INDEX AND THE NOTES — On August 6, 2011, Standard & Poor’s Ratings Services (“Standard & Poor’s”), downgraded the U.S. government’s credit rating from AAA to AA+. Additionally, Standard & Poor’s and Moody’s Investor Services, Inc. have assigned a negative outlook on the U.S. government’s credit rating, meaning that the agencies may downgrade the U.S. government’s credit rating in the next year or two. The downgrade has increased and may continue to increase volatility in the global equity and credit markets, which may adversely affect the levels of the ETF Constituents. Future downgrades by credit ratings agencies may also increase this volatility. These events may also increase short-term borrowing costs, including the 3-month LIBOR rate underlying the Cash Constituent, which will adversely affect the level of the Index. All of the above may adversely affect the performance of the Index and the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Interest Rate.

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What Is the Payment at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of performances for the Index Return from -80% to +80% assume an Initial Index Level of 215 and reflect the Participation Rate of 100%. See “What Are the Contingent Interest Payments on the Notes, Assuming a Range of Performances for the Index?” for examples of how Contingent Interest Payments are payable, if at all, during the term of the notes.

The following results are based solely on the hypothetical examples cited and assume that a commodity hedging disruption event has not occurred during the term of the notes. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Index Return × Participation Rate (100%)	Additional Amount		Principal		Payment at Maturity
387.00	80.00%	80.00%	$800.00	+	$1,000.00	=	$1,800.00
365.50	70.00%	70.00%	$700.00	+	$1,000.00	=	$1,700.00
344.00	60.00%	60.00%	$600.00	+	$1,000.00	=	$1,600.00
322.50	50.00%	50.00%	$500.00	+	$1,000.00	=	$1,500.00
301.00	40.00%	40.00%	$400.00	+	$1,000.00	=	$1,400.00
279.50	30.00%	30.00%	$300.00	+	$1,000.00	=	$1,300.00
258.00	20.00%	20.00%	$200.00	+	$1,000.00	=	$1,200.00
247.25	15.00%	15.00%	$150.00	+	$1,000.00	=	$1,150.00
236.50	10.00%	10.00%	$100.00	+	$1,000.00	=	$1,100.00
225.75	5.00%	5.00%	$50.00	+	$1,000.00	=	$1,050.00
215.00	0.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
204.25	-5.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
193.50	-10.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
182.75	-15.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
172.00	-20.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
150.50	-30.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
129.00	-40.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
107.50	-50.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
86.00	-60.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
64.50	-70.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
43.00	-80.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 215 to an Ending Index Level of 258. Because the Ending Index Level of 258 is greater than the Initial Index Level of 215 and the Index Return is 20%, the Additional Amount is equal to $200 and the payment at maturity is equal to $1,200 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 20% × 100%) = $1,200

Example 2: The level of the Index decreases from the Initial Index Level of 215 to an Ending Index Level of 172. Because the Ending Index Level of 172 is lower than the Initial Index Level of 215, the payment at maturity per $1,000 principal amount note is the principal amount of $1,000.

Example 3: The level of the Index neither increases nor decreases from the Initial Index Level of 215. Because the Ending Index Level of 215 is equal to the Initial Index Level of 215, the payment at maturity is equal to $1,000 per $1,000 principal amount note.

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What Are the Contingent Interest Payments on the Notes, Assuming a Range of Performances for the Index?

The following table and examples illustrate the Contingent Interest Payments for a $1,000 principal amount note for a hypothetical range of performances for the Index Return from -80% to +80% and assume an Interest Rate of 2.50% per annum and an Initial Index Level of 215. The actual terms will be provided in the pricing supplement and the Interest Rate will not be less than 2.50% per annum.

The following results are based solely on the hypothetical examples cited and assume that a commodity hedging disruption event has not occurred during the term of the notes. Each hypothetical Contingent Interest Payment set forth below is for illustrative purposes only and may not be the actual Contingent Interest Payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Index Closing Level on the relevant Interest Review Date	Index Appreciation / Depreciation on the relevant Interest Review Date	Contingent Interest Payment on the applicable Interest Payment Date
387.00	80.00%	$25.00
365.50	70.00%	$25.00
344.00	60.00%	$25.00
322.50	50.00%	$25.00
301.00	40.00%	$25.00
279.50	30.00%	$25.00
258.00	20.00%	$25.00
247.25	15.00%	$25.00
236.50	10.00%	$25.00
225.75	5.00%	$25.00
215.00	0.00%	$25.00
204.25	-5.00%	$0.00
193.50	-10.00%	$0.00
182.75	-15.00%	$0.00
172.00	-20.00%	$0.00
150.50	-30.00%	$0.00
129.00	-40.00%	$0.00
107.50	-50.00%	$0.00
86.00	-60.00%	$0.00
64.50	-70.00%	$0.00
43.00	-80.00%	$0.00

The following graph demonstrates the hypothetical total return on the notes at maturity (assuming no Contingent Interest Payments are made over the term of the notes) for a subset of the Index Returns detailed in the table on the previous page (-30% to 40%). The numbers appearing in the graph have been rounded for ease of analysis.

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Hypothetical Examples of Contingent Interest Payments

The following examples illustrate how Contingent Interest Payments are calculated.

Example 1: The Index closing level on two Interest Review Dates is greater than or equal to the Initial Index Level.

Interest Review Date	Index Closing Level	Interest Payment
First	213.00	$0.00
Second	215.00	$25.00
Third	213.00	$0.00
Fourth	214.00	$0.00
Fifth	222.00	$25.00

Total Contingent Interest Payments:		$50.00

Explanation for Example 1

In example 1, because the Index closing level on two of the Interest Review Dates is greater than or equal to the Initial Index Level, the Contingent Interest Payment on each of those two Interest Payment Dates is $25.00 and the total Contingent Interest Payments over the term of the notes is $50.

Example 2: The Index closing level on each Interest Review Date is less than the Initial Index Level.

Interest Review Date	Index Closing Level	Interest Payment
First	214.00	$0.00
Second	213.00	$0.00
Third	212.00	$0.00
Fourth	213.00	$0.00
Fifth	214.00	$0.00

Total Contingent Interest Payments:		$0.00

Explanation for Example 2

In example 2, because the Index closing level on each of the Interest Review Dates is less than the Initial Index Level, the Contingent Interest Payment on each Interest Payment Date is $0 and the total Contingent Interest Payments over the term of the notes is $0.

Example 3: The Index closing level on each Interest Review Date is greater than or equal to the Initial Index Level.

Interest Review Date	Index Closing Level	Interest Payment
First	216.00	$25.00
Second	215.00	$25.00
Third	216.00	$25.00
Fourth	217.00	$25.00
Fifth	218.00	$25.00

Total Contingent Interest Payments:		$125.00

Explanation for Example 3

In example 3, because the Index closing level on each of the Interest Review Dates is greater than or equal to the Initial Index Level, the Contingent Interest Payment on each Interest Payment Date is $25.00 and the total Contingent Interest Payments over the term of the notes is $125.00.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The hypothetical returns and hypothetical payments on the notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Hypothetical Back-tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly Index closing levels from January 2, 2009 through September 21, 2012 and the historical performance of the Index based on the actual weekly Index closing levels from September 28, 2012 through April 11, 2014. The Index was established on September 25, 2012. The Index closing level on April 14, 2014 was 218.22. We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification. The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. For time periods prior to the launch of an ETF Constituent and that ETF Constituent’s initial satisfaction of a minimum liquidity standard, the hypothetical back-tested performance set forth in the following graph was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that ETF Constituent. See “Selected Risk Considerations — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations.”

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the pricing date, any Interest Review Date or the Observation Date. We cannot give you assurance that the performance of the Index will result in the payment of any interest.

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The hypothetical historical levels above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes , whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

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Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Payment at Maturity, Assuming a Range of Performances for the Index?”, “Hypothetical Examples of Amount Payable at Maturity,” “What are the Contingent Interest Payments on the Notes, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Contingent Interest Payments” in this term sheet for an illustration of the risk-return profile of the notes and “The J.P. Morgan ETF Efficiente DS 5 Index” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-44 of the accompanying product supplement no. 6-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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